UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 14, 2013 (June 6, 2013)

HDS INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53949
(Commission File No.)

10 Dorrance Street
Suite 700
Providence, RI   02903
(Address of principal executive offices and Zip Code)

(401) 400-0028
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                ENTRY INTO A MATERIAL DEFINITIVE AGREEEMENT

On June 6, 2013, we entered into a consulting agreement (the “Agreement”) with Morningstar Corporate Communications, an investor relations and business development consultant (the “Consultant”).  Pursuant to the terms of the Agreement, we have agreed to pay to the Consultant $2,000 cash upon the execution of the Agreement.

On June 7, 2013, we entered into a convertible promissory note with Asher Enterprises, Inc. (the “Investor”), wherein the Investor will make available to us a under convertible promissory note (the “Note”) the aggregate principal amount of $32,500, bearing simple interest of 8.0% per annum.  Any outstanding principal and accrued interest shall become due on December 7, 2014.  The terms of the Note provide the Investors with certain rights to convert all or a portion of the outstanding principal and accrued interest into fully paid and non-assessable shares of our common stock at a discount to our market price during a certain period of time in the future.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On June 7, 2013, we entered into a convertible promissory note with Asher Enterprises, Inc. (the “Investor”), wherein the Investor will make available to us a under convertible promissory note (the “Note”) the aggregate principal amount of $32,500, bearing simple interest of 8.0% per annum.  Any outstanding principal and accrued interest shall become due on December 7, 2014.  The terms of the Note provide the Investors with certain rights to convert all or a portion of the outstanding principal and accrued interest into fully paid and non-assessable shares of our common stock at a discount to our market price during a certain period of time in the future.

ITEM 7.01               REGULATION FD DISCLOSURE.

On June 14, 2013, we announced via a press release that we engaged Morningstar Corporate Communications as an investor relations and business development consultant, and that we entered into a separate financing agreement with the Investors.

ITEM 9.01                EXHIBITS.

Exhibit	Document Description

10.1	Professional Services Consulting Agreement with the Holden Group, LLC – June 6, 2013.
10.2	Convertible Promissory Note – June 7, 2013.
10.3	Securities Purchase Agreement – June 7, 2013.
99.1	Press Release – June 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 14th day of June, 2013.

HDS INTERNATIONAL CORP.

BY:	TASSOS RECACHINAS
Tassos Recachinas
President